Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact

Bob Kleiber

BUCA, Inc.

612-225-3276

BUCA, Inc. Reports Second Quarter 2005 Results

Comparable Restaurant Sales Increase 5.1%

August 4, 2005 — Minneapolis, MN – BUCA, Inc. (NASDAQ: BUCA) today announced results for the second quarter of fiscal 2005. Total restaurant sales were $69.2 million in the second quarter of fiscal 2005, an 8.8% increase over the $63.6 million reported in the second quarter of fiscal 2004. The Company reported a net loss of $3.5 million, or $0.17 per share, in the second quarter of fiscal 2005, compared with a net loss of $3.7 million, or $0.18 per share, in the same quarter of fiscal 2004 which included $1.2 million of lease termination costs. Comparable restaurant sales increased 5.1% for BUCA, Inc, led by a 5.8% increase at Buca di Beppo while comparable restaurant sales at Vinny T’s of Boston were relatively flat.

For the first two quarters of fiscal 2005, total sales increased 8.8% to $139.6 million from $128.3 million for the same period in fiscal 2004. The Company reported a net loss for the first two quarters of fiscal 2005 of $5.1 million, or $0.25 per share, compared to a net loss of $5.0 million, or $0.26 per share, in the same period of fiscal 2004.

In the second quarter of fiscal 2005, total restaurant costs were 94.5% of restaurant sales compared with 96.3% in the second quarter of fiscal 2004, as labor and direct and occupancy costs declined as a percentage of sales and more than offset an increase in product costs. For the first two quarters of fiscal 2005, total restaurant costs were 93.4% compared with 94.7% for the same period of fiscal 2004.

As previously announced, the Company has restated its results for fiscal 2000 through 2003 and for the first three quarters of fiscal year 2004. The effects of the restatements are set forth in more detail in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended December 26, 2004 and in its Quarterly Report on Form 10-Q to be filed for the fiscal quarter ended June 26, 2005.

Commenting on the results, Wallace B. Doolin, Chairman, President and Chief Executive Officer of BUCA, Inc. said, “We are pleased with the strength of comparable restaurant sales during the second quarter. The improved level of sales has helped offset some of the impact of higher general and administrative expenses related to the internal investigation as well as Sarbanes-Oxley compliance costs. We continue to focus on improving the operational profitability of our restaurants and on maintaining growth in guest counts and comparable restaurant sales.”

BUCA, Inc., owns and operates 107 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	June 26, 2005	December 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,137	$4,314
Accounts receivable	3,358	2,796
Inventories	7,082	7,379
Prepaid expenses and other	3,663	4,486

	18,240	18,975

Property, equipment and leasehold improvements, net	150,049	157,921

Other assets	5,784	6,349

	$174,073	$183,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,519	$13,840
Accrued gift cards and certificates	1,915	4,747
Accrued payroll and benefits	6,259	7,542
Accrued sales, property and income tax	2,817	3,590
Other accrued expenses	4,409	6,167
Line of credit borrowings	5,499	1,986
Current maturities of long-term debt and capitalized leases	1,368	1,368

Total current liabilities	35,786	39,240

Long-term liabilities:
Long-term debt and capital leases, less current maturities	18,885	19,579
Deferred rent	18,400	18,236
Other liabilities, net	2,897	3,113

Total liabilities	75,968	80,168

Commitments and contingencies

Shareholders’ equity:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding
Common stock, $.01 par value per share, 30,000,000 authorized; and 20,211,913 20,186,059 shares issued and outstanding, respectively	202	202
Additional paid-in capital	169,222	169,112
Accumulated deficit	(70,257)	(65,122)

	99,167	104,192
Notes receivable from employee shareholders	(1,062)	(1,115)

Total shareholders’ equity	98,105	103,077

	$174,073	$183,245

BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
Restaurant sales	$69,176	$63,631	$139,629	$128,320
Restaurant costs:
Product	17,884	16,272	36,042	32,754
Labor	22,656	21,178	45,910	42,766
Direct and occupancy	20,841	20,052	40,656	38,504
Depreciation and amortization	3,966	3,791	7,742	7,516

Total restaurant costs	65,347	61,293	130,350	121,540
General and administrative expenses	6,381	4,132	11,854	8,657
Pre-opening costs	—	296	244	475
Loss on impairment of long-lived assets	—	—	440	—
Lease termination costs	—	1,172	—	1,172

Operating loss	(2,552)	(3,262)	(3,259)	(3,524)
Interest income	28	23	52	49
Interest expense	(987)	(437)	(1,929)	(1,043)
Loss on early extinguishment of debt	—	—	—	(524)

Loss before income taxes	(3,511)	(3,676)	(5,136)	(5,042)
Income taxes	—	—	—	—
Net loss	(3,511)	(3,676)	(5,136)	(5,042)

Net loss per share - basic	$(0.17)	$(0.18)	$(0.25)	$(0.26)
Weighted average common shares outstanding - basic	20,203,204	20,186,059	20,188,944	19,052,293

Net loss per share - diluted	$(0.17)	$(0.18)	$(0.25)	$(0.26)
Weighted average common shares outstanding diluted	20,203,204	20,186,059	20,188,944	19,052,293